EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13D jointly on behalf of each such party.

FLAGSHIP VENTURES FUND 2007, L.P.

By:	Flagship Ventures 2007 General Partner LLC,
its general partner

By:	/s/ Noubar B. Afeyan, Ph.D.
Name: Noubar B. Afeyan, Ph.D.
Title: Managing Member

FLAGSHIP VENTURES 2007 GENERAL PARTNER LLC

By:	/s/ Noubar B. Afeyan, Ph.D.
Name: Noubar B. Afeyan, Ph.D.
Title: Managing Member

/s/ Noubar B. Afeyan, Ph.D.
Noubar B. Afeyan

/s/ Edwin M. Kania, Jr.
Edwin M. Kania, Jr.

ATTACHMENT A

Afeyan and Kania are the managing members of Flagship GP, which is the general partner of Flagship Fund. Each of Flagship GP, Afeyan, and Kania may be deemed to possess voting and investment control over the shares of Common Stock held by Flagship Fund, and, accordingly, each of Flagship GP, Afeyan, and Kania may be deemed to have indirect beneficial ownership of such shares.

Each Reporting Person disclaims beneficial ownership of the shares of the Issuer’s Common Stock described in this Schedule 13D, except to the extent of his or its pecuniary interest therein.